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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 10, 2005 on the combined financial statements of North American Carriers Ltd. and North American Carriers II Ltd., as of December 31, 2004 and for the period from January 9, 2004 (inception) to December 31, 2004 in the Registration Statement (Form S-1) and related Prospectus of Wexford Shipping Company filed with the Securities and Exchange Commission on May 13, 2005.

                      /s/ Ernst & Young (Hellas)

Athens, Greece

May 10, 2005

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  Exhibit 23.3